EXHIBIT 99.1

Intelligent Systems Reports Preliminary Third Quarter 2019 Results

NORCROSS, Ga., Oct. 22, 2019 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation [NYSE American: INS], the leading provider of innovative credit technology solutions and processing services to the financial technology and services market, announced today its preliminary financial results for the fiscal third quarter ended September 30, 2019.

“Our third quarter results were strong and in-line with our expectations as we continue to build on the positive momentum throughout this year,” said Leland Strange, CEO of Intelligent Systems. “For the third quarter of 2019, we anticipate preliminary revenues of approximately $9.5 million and preliminary income from operations in the range of $4.0 to $4.3 million. Our stronger income from operations was driven by the expected increase in license revenue. We are pleased to see continual growth as customers adopt our credit and prepaid/debit solutions and CoreCard continues to be the proven choice of leading corporations that desire rapid innovation.”

Financial Highlights for the Third Quarter of 2019

Total revenues are expected to be $9,522,000, up 76 percent compared to $5,415,000 in the third quarter of 2018.

In the following table, revenue is disaggregated by type of revenue for the three months ended September 30, 2019 and 2018:

Three Months Ended September 30, (in thousands)
	2019	2018
License	$2,225	$129
Professional services	4,579	3,178
Processing and maintenance	2,235	1,678
Third party	483	430
Total	$9,522	$5,415

Income from operations is expected to be between $4,000,0000 and $4,300,000 compared to income from operations of $1,736,000 in the third quarter of 2018.

The company will file its Form 10-Q for the period ended September 30, 2019 with the Securities and Exchange Commission in November 2019. For additional information about reported results, investors will be able to access the Form 10-Q on the company’s website at www.intelsys.com or on the SEC site, www.sec.gov.

About Intelligent Systems Corporation

For over thirty-five years, Intelligent Systems Corporation [NYSE American: INS] has identified, created, operated and grown technology companies. The company’s principal operations are CoreCard Software, Inc. (www.corecard.com) and its affiliate companies. CoreCard provides prepaid and credit card processing services using its proprietary software solutions that it also licenses to others. CoreCard has designed and developed a comprehensive suite of software solutions that corporations, financial institutions, retailers and processors use to manage credit and debit cards, prepaid cards, private label cards, fleet cards, loyalty programs, and accounts receivable and small loan transactions. CoreCard's flexible and proven processing platform is being utilized in many countries in addition to the United States including Australia, Canada, China, the United Arab Emirates, France, Italy, Mexico, New Zealand, Singapore, South Africa and the United Kingdom. Further information is available on the company’s website at www.intelsys.com or by calling the company at 770-381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise, except as required by law. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers’ requirements or financial condition, market acceptance of products and services, the impact of new or changes in current laws, regulations or other industry standards, risks relating to unauthorized access to confidential information due to criminal conduct, attacks by hackers, employee or insider malfeasance and/or human error and declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

For further information, call
Matt White, 770-564-5504
or email to matt@intelsys.com